Exhibit 5.1

[On Morgan, Lewis & Bockius LLP letterhead]

August 10, 2011

Ocean Bio-Chem, Inc.
4041 SW 47 Avenue
Ft. Lauderdale, Florida 33314

Re:
Ocean Bio-Chem, Inc.
Registration Statement on Form S-8 Relating to the Ocean Bio-Chem, Inc. 2002 Incentive Stock Option Plan, the Ocean Bio-Chem, Inc. 2002 Non-Qualified Stock Option Plan, the Ocean Bio-Chem, Inc. 2007 Incentive Stock Option Plan, the Ocean Bio-Chem, Inc. 2008 Incentive Stock Option Plan, and the Ocean Bio-Chem, Inc. 2008 Non-Qualified Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Ocean Bio-Chem, Inc., a Florida corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 964,200 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), issuable under the Ocean Bio-Chem, Inc. 2002 Incentive Stock Option Plan, the Ocean Bio-Chem, Inc. 2002 Non-Qualified Stock Option Plan, the Ocean Bio-Chem, Inc. 2007 Incentive Stock Option Plan, the Ocean Bio-Chem, Inc. 2008 Incentive Stock Option Plan, the Ocean Bio-Chem, Inc. 2008 Non-Qualified Stock Option Plan (each, a “Plan,” and collectively, the “Plans”), and under a stock option to purchase 115,000 shares of Common Stock granted to Peter G. Dornau, President and Chief Executive Officer of the Company (the “Dornau Option”). We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion.

As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that the shares of Common Stock originally issued by the Company to participants under one or more of the Plans, when issued and delivered by the Company in accordance with the terms of the applicable Plan, and the shares of Common Stock originally issued by the Company to Mr. Dornau under the Dornau Option, when issued by the Company in accordance with the terms of the Dornau Option, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the State of Florida.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius, LLP